UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement

☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

The Midland Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting on the Company’s internal website on October 18, 2007 :

FAQs: STOCK-RELATED BENEFITS

401(K), Self-Directed Retirement Plan, Pension, Stock Options

What will happen to our 401(k) Plan?

■

Our existing 401(k) plan will remain in place until further notice. Munich Re has a few options available as to how to treat the plan, should they decide to make a change. None of these options will adversely affect your vested balance.

■	Our benefits department will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

What will happen to Midland stock held in the 401(k) plan?

■

After the sale of the Company is finalized, Munich Re will pay $65 per share to the 401(k) Plan. The proceeds will go into the Money Market Account and remain there until you reallocate them. You will receive specific information regarding this process as soon as more information is available.

Will my current 401(k) allocation to Midland Stock continue? For how long?

■	At a date to be determined shortly, purchases of Midland stock will no longer be allowed in the 401(k) Plan. Until then, your current election will continue.

Can associates move 401(k) money into Midland Stock?

■	Yes, however at a date to be determined shortly you will no longer be able to purchase Midland stock through the 401(k). We will notify all participants when we know more.

What will happen to the Self-Directed Retirement Plan (SDRP)?

■

Our SDRP will remain in place until further notice. Munich Re has a few options available as to how to treat the plan, should they decide to make a change. None of these options will adversely affect your vested balance.

■	Our benefits department will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

FAQs: STOCK-RELATED BENEFITS

What will happen to the Pension Plan?

■

Our Pension Plan will remain in place until further notice. Munich Re has a few options available as to how to treat the plan, should they decide to make a change. None of these options will adversely affect your vested balance.

■	Our benefits department will be working with Munich Re in the months to come to determine what changes, if any, may be implemented in the future.

What will happen to Associate Discount Stock Purchase Plan (ADSPP)?

■

The ADSPP will remain active through the completion of the current purchase period (9/1/07 – 11/30/07). All payroll contributions during this period will be used to purchase Midland stock at a 10% discount on the lower price on either 9/1/07 or 11/30/07.

What happens when Munich Re purchases the shares in the ADSPP?

■	You will receive a check for $65 times the number of shares you own, including partial shares.

What tax issues will there be when my stock from the ADSPP is sold?

■

The discount you received on the purchase of the stock is taxed as ordinary income. Short-term or long-term capital gains tax is due on the difference between the $65 sale price and the price that the discount was based on.

What will happen to the shares I received through the Service Award Program?

■	Stock issued through the Service Award program will be purchased from you at $65 per share.

What are the tax implications for the sale of my Service Award shares?

■	You paid taxes on the value of the stock at the time you received the shares.

■	Short-term or long-term capital gains tax is due on the difference between the $65 sale price and the value of the stock at the time you received it.

How will my existing stock options be treated?

■

All outstanding stock options will be 100% vested at the time the sale of the Company is completed. You will receive a check for the net value of your option shares (market value of $65, less exercise price, times # of option shares, less applicable taxes).

What are the tax implications for my stock options?

■	The gain on the option shares will be taxed as ordinary income.

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.